Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AND SHARE EXCHANGE AGREEMENT

This AMENDMENT NO. 1 TO MERGER AND SHARE EXCHANGE AGREEMENT (this “Amendment”) is made and entered into as of June 29, 2023, by and among (i) Delta Corp Holdings Limited, a company incorporated in England and Wales (together with its successors and assigns, “Delta”), (ii) Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) CHC Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), (iv) Coffee Holding Co., Inc., a Nevada corporation (“CHC”), and (v) each of the holders of outstanding capital stock of Delta named on the signature pages hereto (collectively, the “Sellers”). Delta, Pubco, Merger Sub, CHC and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Merger and Share Exchange Agreement, dated as of September 29, 2022 (the “Original Agreement”), and desire to amend the Original Agreement as set forth herein;

WHEREAS, pursuant to the Agreement, among other matters, upon the consummation of the transactions contemplated thereby, (a) Merger Sub shall merge with and into CHC, with CHC continuing as the surviving entity in the merger, as a result of which, (i) CHC shall become a wholly owned subsidiary of Pubco and (ii) each issued and outstanding security of CHC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco (the “Merger”), and (b) Pubco shall acquire all of the issued and outstanding Delta Shares from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Transaction Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Agreement and in accordance with the provisions of applicable law; and

WHEREAS, in connection with the Transactions, the parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Amendments to the Agreement.

1.1 Amendment to Outside Date. The words “June 29, 2023” in Section 10.1(b) of the Agreement are hereby deleted and replaced with the words September 29, 2023”.

1.2 Amendment to Definition of Net Income. The definition of “Net Income” in Section 13.1 of the Agreement is hereby amended and restated in its entirety as follows:

““Net Income” means the “net income” line item in the consolidated audited income statement of Pubco included in the 2023 Annual Report (or its equivalent metric under IFRS), as adjusted to add back all charges relating to the Merger and any other acquisition transaction, including, without limitation, non-cash gain from the change in fair value of contingent consideration, transaction expenses and share-based compensation charges.”

2. Miscellaneous.

2.1 No Further Amendment. The Parties agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article XII of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Delta:

DELTA CORP HOLDINGS LIMITED, a company incorporated in England and Wales

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

Pubco:

DELTA CORP HOLDINGS LIMITED, a Cayman Islands exempted company

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

Merger Sub:

CHC MERGER SUB INC., a Nevada corporation

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

CHC:

COFFEE HOLDING CO., INC., a Nevada corporation

By:	/s/ Andrew Gordon
Name:	Andrew Gordon
Title:	Chief Executive Officer

The Sellers:

Print Name
of Seller:	Core Maritime Commodities FZ-LLZ

By:	/s/ Mudit Paliwal
[Signature]

If Entity, Print Name
and Title of Signatory: Director

Address:	c/o Delta Corp Holdings Limited
Suite 3016, The Leadenhall Building
122 Leadenhall Street
London EC3V 4AB, United Kingdom

[Signature Page to Amendment No. 1 to Merger and Share Exchange Agreement]